As Filed with the Securities and Exchange Commission on January 9, 2007
Registration No.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DECKERS OUTDOOR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3015862 (I.R.S. Employer Identification No.)

495A South Fairview Avenue Goleta, California (Address of Principal Executive Offices)	93117 (Zip Code)
2006 Equity Incentive Plan
(Full Title of the Plan)
Zohar Ziv
Chief Financial Officer
Deckers Outdoor Corporation
495A South Fairview Avenue
Goleta, California 93117
(Name and Address of Agent for Service)
(805) 967-7611
(Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Joseph E. Nida, Esq.
Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
(805) 564-0065

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (3)	Share (4)	Price (4)	Registration Fee
Common Stock, $0.01 par value per share (1)	1,995,600 shares	$58.57	$116,882,292.00	$12,506.41
Common Stock, $0.01 par value per share (2)	4,400 shares	$58.57	$257,708.00	$27.57

(1)	Consists of shares issuable under the 2006 Equity Incentive Plan (the “Plan”) of Deckers Outdoor Corporation.

(2)	Consists of shares previously issued under the Plan that are being registered for resale by the holders thereof.

(3)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall cover any additional securities that may from time to time be offered or issued under the adjustment provisions of the employee benefit plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Registrant’s common stock, as reported on the NASDAQ Global Select Market on January 4, 2007.

EXPLANATORY NOTE
     This Registration Statement registers both (i) 1,995,600 shares of common stock $0.01 par value per share (the “Common Stock”) to be offered and sold under the 2006 Equity Incentive Plan (the “Plan”) of Deckers Outdoor Corporation, a Delaware corporation (the “Company”) and (ii) 4,400 shares of Common Stock (the “Reoffer Shares”) issued on July 28, 2006 and December 28, 2006 under the Plan to the Company’s non-employee directors that are deemed to be “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) which may be offered and sold from time to time by such non-employee directors pursuant to the reoffer prospectus included herewith. The Reoffer Shares consist of 800 shares of Common Stock awarded as director grants to each of Gene Burleson, Rex Licklider, John Gibbons, Daniel Terheggen and John Perenchio, and 400 shares of Common Stock to Maureen Conners, which grants were exempt from registration in reliance on Section 4(2) of the Securities Act.
     This registration statement contains two parts. Pursuant to the Note to Part I of Form S-8, the information specified by Part I relating to the Plan is not filed with the United States Securities and Exchange Commission (the “Commission”), but documents containing such information will be sent or given to employees, officers and directors as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
     Also included in Part I of this Form S-8 is a reoffer prospectus we have prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reofferings and resales by the selling stockholders of up to 4,400 shares of our common stock issued pursuant to the Plan, as described more fully in the reoffer prospectus. Pursuant to General Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares deemed to be “control securities” or “restricted securities” under the Securities Act that have been acquired by the selling stockholders identified in the reoffer prospectus. These securities may be reoffered and resold on a continuous or delayed basis in the future under Rule 415 of the Securities Act. The number of shares included in the reoffer prospectus represents the total number of shares that have been acquired by the selling stockholders and does not necessarily represent a present intention to sell all or any of such shares.
     Part II of this Form S-8 contains information required to be in the registration statement pursuant to Part II of Form S-8.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated by the Commission pursuant to the Securities Act. These documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

-ii-

REOFFER PROSPECTUS
Deckers Outdoor Corporation
4,400 Shares
Common Stock
($0.01 Par Value)

     This is an offering of stock of Deckers Outdoor Corporation, or Deckers. This prospectus has been prepared for use in connection with the proposed sales by the selling stockholders of an aggregate of 4,400 shares acquired by the selling stockholders under the Company’s 2006 Equity Incentive Plan. All of the shares are being offered by the selling stockholders listed in the section of this prospectus entitled “Selling Stockholders.” We will not receive any of the proceeds from the sale of the 4,400 shares being offered by the selling stockholders.
     Our common stock trades on the NASDAQ Global Select Market under the symbol “DECK.” On January 8, 2007, the closing sales price for our common stock on the NASDAQ Global Select Market was $57.58 per share.

     Investment in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2007.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone else to provide you with different information. This document may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

     References to “we,” “us,” “our,” “our company” and “Deckers” refer to Deckers Outdoor Corporation and its subsidiaries, unless the context requires otherwise. Deckers owns and uses the following trademarks: Teva®, UGG®, Simple®, Spider Rubber®, River Rubber®, Deckers®, Universal Strapping SystemTM, Traction RubberTM, WraptorTM and Liquid FrameTM.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Statements in this prospectus that are not statements of historical fact are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. You may generally identify these statements by the use of words such as “expect,” “anticipate,” “intend,” “plan” and similar expressions.
     You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus, and in our other reports we file with the Securities and Exchange Commission. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

PROSPECTUS SUMMARY
Our Company
Overview
     We are a leading designer, producer and brand manager of innovative, high-quality footwear and the category creator in the sport sandal, luxury sheepskin, and sustainable footwear segments. Our footwear is distinctive and appeals broadly to men, women and children. We sell our products through quality domestic retailers and international distributors and directly to end-user consumers through our consumer direct business. We sell our footwear in both the domestic market and the international markets. Independent third parties manufacture all of our footwear. Our primary objective is to build our footwear lines into global lifestyle brands with market leadership positions.
     We market our products under three proprietary brands:
     Teva. Teva is our outdoor lifestyle brand and the category creator of the outdoor sport sandal segment. Teva was created in the 1980s to serve the demanding footwear needs of the professional river guide community, and its authentic outdoor heritage and our commitment to function and performance remain core elements of the Teva brand. As our core consumers’ pursuits have evolved, we have added new products to our line including slides, thongs, amphibious footwear, trail running shoes, hiking boots and rugged closed-toe footwear.
     UGG. UGG is our luxury brand and the category creator in luxury sheepskin footwear. UGG sheepskin boots gained recognition in the U.S. beginning in 1979 and were later adopted as a favored brand by the California surf community. We acquired the brand in 1995 and have carefully expanded our stylings in order to offer a luxurious and distinctive collection featuring top-grade sheepskin. We carefully manage the distribution of our UGG line within high-end specialty and department store retailers in order to best reach our target consumer and to preserve UGG’s positioning as a mid- to upper-price luxury brand.
     Simple. Simple is our moderately priced “anti-brand,” serving the needs of a youthful, irreverent consumer base seeking the comfort of athletic footwear but the styling of more traditional, understated, “back-to-basics” footwear. Simple was launched in the early 1990s and has been recently revised to focus on its successful legacy categories, including sandals, clogs and casual athletic footwear. We also recently introduced our Green Toe line made of 100% sustainable materials. Simple enables us to leverage our core footwear design and production competencies in channels of distribution not served by Teva or UGG.
     We sell our products globally in approximately 30 countries through 34 independent distributors and domestically through a network of 45 independent sales representatives and seven in-house sales representatives. In 2005, we sold approximately 8.8 million pairs of footwear to approximately 1,500 retailers and distributors. We also sell our products through our consumer direct business which includes our internet and catalog retailing operations as well as our retail outlet stores. We acquired our internet and catalog retailing business in November 2002 as part of the acquisition of Teva. In addition, we have opened three new retail outlet stores, one in Camarillo, California, one in Wrentham, Massachusetts and one in Riverhead, New York along with our existing store in Ventura, California. In addition, we opened our first UGG concept store in New York City, New York. Based on the success of the existing stores, we currently expect to open one additional retail outlet store in select premium outlet malls in the U.S. by the end of 2007, as well as another UGG concept store in Beverly Hills, California and a Simple concept store in Santa Barbara, California by the end of 2007.
     Managing our internet business requires us to focus on generating internet traffic to our websites, to effectively convert website visits into orders, and to maximize average order sizes. We distribute approximately two million consumer brochures throughout the year to drive our catalog order business. We plan to continue to grow this business through improved website features and performance, increased marketing, European websites, and the trend of internet shopping becoming more popular. Overall, our consumer direct business benefits from the strength of our brands and, as we grow our brands over time, we expect this business to continue to be an important segment of our business.

     Our net sales increased by 23.3%, from $214,787,000 in 2004 to $264,760,000 in 2005 and our income from operations increased by 23.1%, from $42,462,000 in 2004 to $52,268,000 in 2005. Net sales and income from operations for the nine months ended September 30, 2006, were $180,047,000 and $30,230,000, respectively. For 2005, wholesale shipments of Teva, UGG and Simple represented 30.4%, 56.8%, and 2.6%, respectively, of our total net sales. Wholesale shipments of Teva, UGG and Simple represented 34.9%, 50.5% and 5.5%, respectively, of our total net sales for the nine-month period ended September 30, 2006. Sales of each of our brands through our internet and catalog retailing business are incremental to our wholesale shipments and generated 10.2% and 9.1% of total net sales in 2005 and for the nine months ended September 30, 2006, respectively.
Business Strategies
          We seek to differentiate our brands by offering diverse product lines that emphasize authenticity, functionality, quality and comfort tailored to a variety of activities and demographic groups. Key elements of our business strategies are:
•	Build Leading Global Brands. Our mission is to build niche footwear lines into global brands with market leadership positions. Our Teva, UGG and Simple brands began as footwear lines appealing to a narrow core-enthusiast market and have since been built into substantial global lifestyle brands. Across our brands, our styles remain true to each brand’s heritage but are selectively extended over time to broaden our appeal to men, women and children seeking high quality, comfortable styles for everyday use.

•	Sustain Brand Authenticity. We believe our ability to grow our brands, sustain strong gross margins and maintain strong market share results, in part, from consumer loyalty to the heritage of our brands. We support our brands through sponsorship of professional and amateur athletes, high profile outdoor events and targeted national advertising campaigns to communicate the performance features, authenticity, fashion and functionality of our products.

•	Drive Demand Through Innovation and Technical Leadership. We believe innovation and technical leadership distinguishes our Teva and UGG products from those of our competitors and provides us with significant competitive advantages. We are committed to developing innovative features and styles for our existing products and seek to extend our technical leadership into new footwear categories.

•	Maintain Efficient Development and Production Process. We believe our product development capabilities enable us to produce leading-edge footwear on a timely and cost effective basis. We maintain on-site supervisory offices in China and Macau that enable us to carefully monitor the production process, from receipt of the design brief to production of final samples and shipment of finished product.
Growth Strategy
     Our growth will depend upon our success in broadening the products offered under each brand, expanding domestic and international distribution, licensing our brand names and developing or acquiring new brands. Specifically, we intend to:
•	Introduce New Categories and Styles under Existing Brands. We intend to increase our sales by developing and introducing additional footwear products under our existing brands that meet our high standards of performance, practicality, authenticity, comfort and quality.

•	Expand Domestic Distribution. We believe that significant opportunities exist to increase our sales by expanding domestic distribution of our products. We have identified a number of retailers that we believe can offer selected styles while maintaining the image and identity of our brands.

•	Expand International Distribution. In 2005 and for the nine months ended September 30, 2006, our international net sales totaled $35,273,000 and $28,662,000, respectively, representing approximately 13.3% and 15.9%, respectively, of total net sales. We believe significant opportunities exist to market our products abroad, and we intend to selectively expand their distribution worldwide.

•	Pursue Licensing of Brands in Complementary Product Lines. We are pursuing selective licensing of each of our brand names in apparel and other complementary product categories. We are developing these licensing programs carefully to ensure that any licensed goods remain consistent with our brands’ heritage and image.

•	Build New Brands. We intend to continue to identify, develop or acquire, and build new brands. We believe we can leverage our previous successes and build entrepreneurial concepts into viable brands.
About Us
     We are a Delaware corporation. Our headquarters is located at 495-A South Fairview Avenue, Goleta, California 93117, and our telephone number is (805) 967-7611. Our website address is www.deckers.com. Information on or incorporated into our website is not part of this prospectus.
The Offering
     The selling stockholders listed in the section of this prospectus entitled “Selling Stockholders” may offer and sell up to 4,400 shares of our common stock.
     Under this prospectus, the selling stockholders may sell their shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”
     We will not receive any proceeds from the potential sale of the 4,400 shares offered by the selling stockholders.
RISK FACTORS
     Investing in our common stock involves a high degree of risk. In deciding whether to invest in our common stock, you should carefully consider the following risk factors in addition to the other information contained in this prospectus and the information incorporated by reference in this prospectus. If any of the following risks occur, our business, financial condition or results of operations could be adversely affected. In that case, the value of our common stock could decline and you may lose all or part of your investment.
Risks Relating To Our Business
     Our success depends on our ability to anticipate fashion trends.
     Our success depends largely on the continued strength of our Teva, UGG and Simple brands and on our ability to anticipate, understand and react to the rapidly changing fashion tastes of footwear consumers and to provide appealing merchandise in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We are also dependent on customer receptivity to our products and marketing strategy. There can be no assurance that consumers will continue to prefer our brands, that we will respond quickly enough to changes in consumer preferences or that we will successfully introduce new models and styles of footwear. Achieving market acceptance for new products also will likely require us to exert substantial marketing and product development efforts and expend significant funds to create consumer demand. A failure to introduce new products that gain market acceptance would erode our competitive position, which would reduce our profits and could adversely affect the image of our brands, resulting in long-term harm to our business.
     Our UGG brand may not continue to grow at the same rate it has experienced in the recent past.
     Our UGG brand has experienced strong growth over the past few years, with net wholesale sales of UGG products having increased from $34,561,000 in 2003 to $150,279,000 in 2005, representing a compound annual growth rate of 108.5%. We do not expect to sustain this growth rate in the future. UGG may be a fashion item that could go out of style at any time. UGG represents a significant portion of our business, and if UGG sales were to decline or to fail to increase in the future, our overall financial performance could be adversely affected.
     Our Teva brand may continue to decline at the same rate it has experienced in the recent past.
     If our Teva sales continue to decline to a point that the fair value of our Teva reporting unit does not exceed its carrying value, we may be required to write down the related intangible assets and goodwill, causing us to incur an impairment charge. An impairment charge could materially affect our consolidated financial position and results of operations. As of September 30, 2006, management feels a triggering event has not occurred, and therefore no impairment test is necessary under the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”
     We may experience shortages of top grade sheepskin, which could interrupt product manufacturing and increase product costs.
     We depend on a limited number of key resources for sheepskin, the principal raw material for our UGG products. In 2005, four suppliers provided all of the sheepskin purchased by our independent manufacturers. The top grade sheepskin used in UGG footwear is in high demand and limited supply. In addition, sheep are susceptible to hoof and mouth disease, which can result in the extermination of an infected herd and could have a material adverse effect on the availability of top grade sheepskin for our products. Additionally, the supply of sheepskin can be adversely impacted by drought conditions. Our potential inability to obtain top grade sheepskin for UGG products could impair our ability to meet our production requirements for UGG in a timely manner and could lead to inventory shortages, which can result in lost potential sales, delays in shipments to customers, strain on our relationships with customers and diminished brand loyalty. Additionally, there have been significant increases in the prices of top grade sheepskin as the demand for this material has increased. Any further price increases will likely raise our costs, increase our costs of sales and decrease our profitability unless we are able to pass higher prices on to our customers.
     If we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have difficulty filling our customers’ orders.
     Because the footwear industry has relatively long lead times for design and production, we must commit to production tooling and production volumes many months before consumer tastes become apparent. The footwear industry is subject to fashion risks and rapid changes in consumer preferences, as well as the effects of weather, general market conditions and other factors affecting demand. Our large number of models, colors and sizes in our three product lines exacerbates these risks. As a result, we may fail to accurately forecast styles and features that will be in demand. If we overestimate demand for any products or styles, we may be forced to liquidate excess inventories at a discount to customers, resulting in higher markdowns and lower gross margins. Further, the excess inventories may prolong our cash flow cycle, resulting in reduced cash flow and increased liquidity risks. Conversely, if we underestimate consumer demand for any products or styles, we could have inventory shortages, which can result in lost potential sales, delays in shipments to customers, strains on our relationships with customers and diminished brand loyalty. This may be particularly true with regard to our UGG product line, which has experienced strong consumer demand and rapid sales growth.

     We may not succeed in implementing our growth strategy.
     As part of our growth strategy, we seek to enhance the positioning of our brands, extend our brands into complementary product categories and markets through licensing, expand geographically and improve our operational performance. We may not be able to successfully implement any or all of these strategies. If we fail to do so, our rate of growth may slow or our results of operations may decline, which in turn could have a negative effect on the value of our stock.
     Our financial success is limited to the success of our customers.
     Our financial success is directly related to the success of our customers and the willingness of our customers to continue to buy our products. We do not have long-term contracts with any of our customers. Sales to our customers are generally on an order-by-order basis and are subject to rights of cancellation and rescheduling by our customers. If we cannot fill our customers’ orders in a timely manner, our relationships with our customers may suffer, and this could have a material adverse effect on our business. Furthermore, if any of our major customers experiences a significant downturn in its business, or fails to remain committed to our products or brands, then these customers may reduce or discontinue purchases from us, which could have a material adverse effect on our business, results of operations and financial condition.
     Certain of our customers account for a significant portion of our sales and the loss of one or more of these key customers would significantly reduce our sales.
     Our five largest customers accounted for approximately 27.0% of net sales in 2005 and 25.2% of net sales in 2004. Our single largest customer accounted for 15.8% of net sales in 2005 and 14.1% in 2004. Any potential loss of a key customer, or a significant reduction in sales to a key customer, could have a material adverse effect on our business, results of operations and financial condition.
     Establishing and protecting our trademarks, patents and other intellectual property is costly and difficult. If our efforts to do so are unsuccessful, the value of our brands could suffer.
     We believe that our trademarks and other intellectual property rights are of value and are integral to our success and our competitive position. Some countries’ laws do not protect intellectual property rights to the same extent as do U.S. laws. From time to time, we discover products in the marketplace that infringe upon our trademark, patent, copyright and other intellectual property. If we are unsuccessful in challenging a third party’s products on the basis of patent and trade dress rights, continued sales of such competing products by third parties could adversely impact our business, financial condition and results of operations. If our brands are associated with competitors’ inferior products, this could also adversely affect the integrity of our brands. Furthermore, our efforts to enforce our trademark and other intellectual property rights are typically met with defenses and counterclaims attacking the validity and enforceability of our trademark and other intellectual property rights. Similarly, from time to time we may be the subject of litigation challenging our ownership of intellectual property. Loss of our Teva, UGG or Simple trademark, patent or other intellectual property rights could have a material adverse effect on our business.
     We may lose pending litigation and the rights to certain of our intellectual property.
     We are currently involved in several disputes, including cases pending in U.S. federal and foreign courts and in foreign trademark offices, regarding infringement by third parties of our trademarks, trade dress, copyrights, patents and other intellectual property and the validity of our intellectual property. Any decision or settlement in any of these disputes that renders our intellectual property invalid or unenforceable, or that allows a third party to continue to use our intellectual property in connection with products that are similar to ours could have an adverse effect on our sales and on our intellectual property, which could have a material adverse effect on our results of operations and financial condition.
     Counterfeiting of our brands can divert sales and damage our brand image.

     Our brands and designs are constantly at risk for counterfeiting and infringement of our intellectual property rights, and we frequently find counterfeit products and products that infringe on our intellectual property rights in our markets as well as domain names that use our trade names or trademarks without our consent. We have not always been successful, particularly in some foreign countries, in combating counterfeit products and stopping infringement of our intellectual property rights. Counterfeit and infringing products not only cause us to lose significant sales, but also can harm the integrity of our brands by associating our trademarks or designs with lesser quality or defective goods.
     In particular, we are experiencing more infringers of our UGG trademark and more counterfeit products seeking to benefit from the consumer demand for our UGG products. Enforcement of our rights to the UGG trademarks faces many challenges due in part to the proliferation of the term UGG in third party domain names that promote counterfeit products or otherwise use the trademark UGG without our permission. In spite of our enforcement efforts, we expect such unauthorized use to continue, which could result in a loss of sales for authorized UGG products and a diminution in the goodwill associated with the UGG trademarks.
     As our patents expire, our competitors will be able to copy our technology or incorporate it in their products without paying royalties.
     Patents generally have a life of 20 years from filing, and some of our patents will expire in the next few years. For example, the patent for our Universal Strapping System used in many of our Teva sandals will expire in September 2007. Our Universal Strapping System is currently used in many of our Teva sandals. Once patent protection has expired, our competitors can copy our products or incorporate our innovations in their products without paying royalties. To combat this, we must continually create new designs and technology, obtain patent protection and incorporate the new technology or design in our footwear. We cannot provide assurance that we will be able to do so. Sales of our Teva sandals may decline significantly if we incorporate substitute technologies in lieu of our Universal Strapping System for our Teva sandals.
     If our customers cancel existing orders, we may have excess inventory; if customers postpone delivery of existing orders to future periods, we may not achieve sales and earnings targets for the period, which could have a negative impact on our stock price.
     We receive customer orders and indications of future orders, which we use to determine which inventory items to purchase. We also use the timing of delivery dates in our customer orders to forecast our sales and earnings for future periods. If our customers cancel existing orders, it may result in lower sales, as well as excess inventories that could lead to inventory write-downs and closeouts, resulting in lower gross margins. The excess inventories could also have a negative impact on our cash flow. If customers postpone delivery of their orders, we may not achieve our expected sales and earnings forecasts for the period, which could have a negative impact on our stock price.
     Because we depend on independent manufacturers, we face challenges in maintaining a continuous supply of goods that meet our quality standards.
     We use independent manufacturers to produce all of our products, with the majority of the production occurring among five manufacturers in China. We depend on these manufacturers’ ability to finance the production of goods ordered and to maintain manufacturing capacity. The manufacturers in turn depend upon their suppliers of raw materials. We do not exert direct control over either the independent manufacturers or their raw materials suppliers, so we may be unable to obtain timely delivery of acceptable products.
     In addition, we do not have long-term contracts with these independent manufacturers, and any of them may unilaterally terminate their relationship with us at any time or seek to increase the prices they charge us. As a result, we are not assured of an uninterrupted supply of products of an acceptable quality from our independent manufacturers. If there is an interruption, we may not be able to substitute suitable alternative manufacturers because substitutes may not be available or they may not be able to provide us with products or services of a comparable quality, at an acceptable price or on a timely basis. If a change in our independent manufacturers becomes necessary, we would likely experience increased costs, as well as substantial disruption of our business and a resulting loss of sales.

     Similarly, if we experience a significant increase in demand and a manufacturer is unable to ship orders of our products in accordance with our timing demands and our quality standards, we could miss customer delivery date requirements. This in turn could result in cancellation of orders, customer refusals of shipments or a reduction in selling prices, any of which could have a material adverse effect on our sales and financial condition. We compete with other companies for the production capacity and the import quota capacity of our manufacturers. Accordingly, our independent manufacturers may not produce and ship some or all of any orders placed by us.
     If raw materials do not meet our specifications or if the prices of raw materials increase, we could experience a high return rate, a loss of sales or a reduction in our gross margins.
     Our independent manufacturers use various raw materials in the manufacture of our footwear that must meet our specifications generally and, in some cases, additional technical requirements for performance footwear. If these raw materials and the end product do not perform to our specifications or consumer satisfaction, we could experience a higher rate of customer returns and a diminution in the image of our brands, which could have a material adverse effect on our business, financial condition and results of operations.
     There may be significant increases in the prices of the raw materials used in our footwear, which would increase the cost of our products from our independent manufacturers. Our gross profit margins are adversely affected to the extent that the selling prices of our products do not increase proportionately with increases in their costs. Any significant unanticipated increase in the prices of raw materials could materially affect our results of operations. No assurances can be given that we will be protected from future changes in the prices of such raw materials.
     The costs of production and transportation of our products can increase as petroleum and other energy prices rise.
     The manufacture and transportation of our products requires the use of petroleum-based materials and energy costs. Any future increases in the costs of these materials and energy sources will increase the cost of our goods which will reduce our gross margin unless we can successfully raise our selling prices to compensate for the increased costs.
     Our independent manufacturers are located outside the U.S., where we are subject to the risks of international commerce.
     All of our current third party manufacturers are in the Far East, New Zealand and Australia with substantially all production performed by five manufacturers in China. Foreign manufacturing is subject to numerous risks, including the following:
•	tariffs, import and export controls and other non-tariff barriers such as quotas and local content rules, including the potential threat of anti-dumping duties and quotas which may be imposed by the European Union on the import of certain types of footwear from China;

•	increasing transportation costs due to energy prices or other factors;

•	poor infrastructure and shortages of equipment, which can delay or interrupt transportation and utilities;

•	foreign currency fluctuations;

•	restrictions on the transfer of funds;

•	changing economic conditions;

•	changes in governmental policies;

•	environmental regulations;

•	labor unrest, which can lead to work stoppages and interruptions in transportation or supply;

•	shipping delays, including those resulting from labor issues, work stoppages or other delays at the port of entry or port of departure;

•	political unrest, which can interrupt commerce and make travel dangerous; and

•	expropriation and nationalization.
     In particular, because most of our products are manufactured in China, adverse change in trade or political relations with China or political instability in the Far East could severely interfere with the manufacture of our products and could materially adversely affect our results of operations. Uncertainty regarding the short-term and long-term effects of the severe acute respiratory syndrome, or SARS, and the outbreak of avian influenza in China and elsewhere in the Far East could disrupt the manufacture and transportation of our products, which would harm our results of operations.
     We are also subject to general risks associated with managing foreign operations effectively and efficiently from the U.S. and understanding and complying with local laws, regulations and customs in foreign jurisdictions. These factors and the failure to properly respond to them could make it difficult to obtain adequate supplies of quality products when we need them, resulting in reduced sales and harm to our business.
     Our business could suffer if our independent manufacturers, designated suppliers or our licensees violate labor laws or fail to conform to our ethical standards.
     We require our independent contract manufacturers, designated suppliers and our licensees to meet our standards for working conditions, environmental compliance, human rights and other matters before we are willing to place business with them. We do not control our independent manufacturers, designated suppliers or their respective labor practices. If one of our independent contract manufacturers or designated suppliers violates our labor standards by, for example, using convicted, forced or indentured labor or child labor, fails to pay compensation in accordance with local law or fails to operate its factories in compliance with local safety or environmental standards, we likely would immediately cease dealing with that manufacturer or supplier, and we could suffer an interruption in our product supply chain. In addition, the manufacturers’ or designated suppliers’ actions could damage our reputation and the value of our brands, resulting in negative publicity and discouraging customers and consumers from buying our products.
     Similarly, we do not control our licensees or any of their suppliers or their respective labor practices. If one of our licensees violates our labor standards or local laws, we would immediately terminate the license agreement, which would reduce our license revenue. In addition, the licensee’s actions could damage our reputation and the value of our brands. We also may not be able to replace the licensee.
     If our licensing partners are unable to meet our expectations regarding the quality of their products or the conduct of their business, the value of our brands could suffer.
     One element of our growth strategy depends on our ability to successfully enter into and maintain license agreements with manufacturers and distributors of products in complementary categories. We will be relying on our licensees to maintain our standards with their manufacturers in the future, and any failure to do so could harm our reputation and the value of the licensed brand. The interruption of the business of any one of our material licensing partners due to any of the factors discussed immediately below could also adversely affect our future licensing sales and net income. The risks associated with our own products will also apply to our licensed products in addition to any number of possible risks specific to a licensing partner’s business, including, for example, risks associated with a particular licensing partner’s ability to:
•	obtain capital;

•	manage manufacturing and product sourcing activities;

•	manage labor relations;

•	maintain relationships with suppliers;

•	manage credit risk effectively; and

•	maintain relationships with customers.
     Our licensing agreements generally do not preclude our licensing partners from offering, under other brands, products similar to those covered by their license agreements with us, which could reduce the sales of our licensed products. In addition, if we cannot replace existing licensing partners who fail to perform adequately, our net sales, both directly from reduced licensing revenue and indirectly from reduced sales of our other products, will suffer.
     If our brand managers cannot properly manage the licensees of their respective brands, our growth strategy could be impaired.
     Our growth strategy and future profits depend upon each of our brand managers finding and successfully managing licensees for each of their respective brands. Our brand managers may not be able to successfully implement the licensing aspect of our growth strategy and develop and manage profitable license arrangements. We compete for opportunities to license our brands with other companies who have greater resources than we do and who may have more valuable brands and more licensing experience than we do. As a result, even if we do identify a suitable licensee, we may lose the opportunity to a competitor. Our brand managers’ failure to execute our licensing strategy successfully could negatively impact our results of operations.
     We may be unable to successfully identify, develop or acquire, and build new brands.
     We intend to continue to focus on identifying, developing or acquiring and building new brands. Our search may not yield any complementary brands, and even if we do find a suitable brand we may not be able to obtain sufficient financing to fund the development or acquisition of the brand. We may not be able to successfully integrate the management of a new brand into our existing operations, and we cannot assure you that any developed or acquired brand will achieve the results we expect. We compete with other companies who have greater resources than we do for the opportunities to license brands or buy other brands. As a result, even if we do identify a suitable license or acquisition, we may lose the opportunity to a competitor who offers a more attractive price. In such event, we may incur significant costs in pursuing a license or an acquisition without success.
     Our quarterly sales and operating results may fluctuate in future periods, and if we fail to meet expectations the price of our common stock may decline.
     Our quarterly sales and operating results have fluctuated significantly in the past and are likely to do so in the future due to a number of factors, many of which are not within our control. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our sales and operating results include the following:
•	variation in demand for our products, including variation due to changing consumer tastes and seasonality;

•	our ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	our ability to manage inventories, accounts receivable and cash flows;

•	our ability to control costs;

•	the size, timing, rescheduling or cancellation of orders from customers;

•	the introduction of new products by competitors;

•	the availability and reliability of raw materials used to manufacture our products;

•	changes in our pricing policies or those of our independent manufacturers and competitors, as well as increased price competition in general;

•	the mix of our domestic and international sales, and the risks and uncertainties associated with our international business;

•	our ability to forecast future sales and operating results and subsequently attain them;

•	developments concerning the protection of our intellectual property rights; and

•	general global economic and political conditions, including international conflicts and acts of terrorism.
     In addition, our expenses depend, in part, on our expectations regarding future sales. In particular, we expect to continue incurring substantial expenses relating to the marketing and promotion of our products. Since many of our costs are fixed in the short term, if we have a shortfall in sales, we may be unable to reduce expenses quickly enough to avoid losses. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.
     Loss of the services of our key personnel could adversely affect our business.
     Our future success and growth depend on the continued services of our Chief Executive Officer and our senior executives as well as other key officers and employees. The loss of the services of any of these individuals or any other key employee could materially affect our business. Our future success depends on our ability to identify, attract and retain additional qualified personnel and to identify and hire suitable replacements for departing employees in key positions on a timely basis. Competition for employees in our industry is intense and we may not be successful in attracting or retaining them.
     We conduct business outside the U.S., which exposes us to foreign currency and other risks.
     Our products are manufactured outside the U.S., and our independent manufacturers procure most of their supplies outside the U.S. We sell our products in the U.S. and internationally. Although we pay for the purchase and manufacture of our products primarily in U.S. dollars and we sell our products primarily in U.S. dollars, we are routinely subject to currency rate movements on non-U.S. denominated assets, liabilities and income since our foreign distributors sell in local currencies, which impacts the price to foreign customers. We currently do not use currency hedges since substantially all our transactions are in U.S. dollars. Future changes in foreign currency exchange rates may cause changes in the dollar value of our purchases or sales and materially affect our results of operations.
     The People’s Republic of China has recently revalued its currency and abandoned its peg to the U.S. dollar. We currently source substantially all production from China. While our purchases from the Chinese factories are currently denominated in U.S. dollars, certain operating and manufacturing costs of the factories are denominated in the Chinese currency. As a result, this change or any further revaluations in the Chinese currency versus the U.S. dollar could impact our purchase prices from the factories in the event that they adjust their selling prices accordingly. Any increase in our footwear purchase costs will reduce our gross margin unless we are able to raise our selling prices to our customers in order to compensate for the increased costs.
     Our most popular products are seasonal, and our sales are sensitive to weather conditions.

     Sales of our products, particularly those under the Teva and UGG brands, are highly seasonal and are sensitive to weather conditions. Extended periods of unusually cold weather during the spring and summer can reduce demand for Teva footwear. Likewise, unseasonably warm weather during the fall and winter months may reduce demand for our UGG products. The effect of favorable or unfavorable weather on sales can be significant enough to affect our quarterly results, with a resulting effect on our common stock price.
     We depend on independent distributors to sell our products in international markets.
     We sell our products in international markets through independent distributors. If a distributor fails to meet annual sales goals, it may be difficult and costly to locate an acceptable substitute distributor. If a change in our distributors becomes necessary, we may experience increased costs, as well as substantial disruption and a resulting loss of sales.
     Our sales in international markets are subject to a variety of laws and political and economic risks that may adversely impact our sales and results of operations in certain regions.
     Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international sales operations. These include:
•	changes in currency exchange rates which impact the price to international consumers;

•	the burdens of complying with a variety of foreign laws and regulations;

•	unexpected changes in regulatory requirements; and

•	the difficulties associated with promoting products in unfamiliar cultures.
     We are also subject to general political and economic risks in connection with our international sales operations, including:
•	political instability;

•	changes in diplomatic and trade relationships; and

•	general economic fluctuations in specific countries or markets.
     Any of the abovementioned factors could adversely affect our sales and results of operations in international markets.
     International trade regulations may impose unexpected duty costs or other non-tariff barriers to markets while the increasing number of free trade agreements has the potential to stimulate increased competition; security procedures may cause significant delays.
     Products manufactured overseas and imported into the U.S. and other countries are subject to import duties. While we have implemented internal measures to comply with applicable customs regulations and to properly calculate the import duties applicable to imported products, customs authorities may disagree with our claimed tariff treatment for certain products, resulting in unexpected costs that may not have been factored into the sales price of the products.
     We cannot predict whether future domestic laws, regulations or trade remedy actions or international agreements may impose additional duties or other restrictions on the importation of products from one or more of our sourcing venues. Such changes could increase the cost of our products, require us to withdraw from certain restricted markets or change our business methods, and could generally make it difficult to obtain products of our customary quality at a desired price. Meanwhile, the continued negotiation of bilateral and multilateral free trade agreements by the U.S. and our other market countries with countries other than our principal sourcing venues may stimulate competition from manufacturers in these other sourcing venues, which now export, or may seek to export, footwear to our market countries at preferred rates of duty, though we are uncertain precisely what effect these new agreements may have on our operations.
     The European Union is currently considering imposing anti-dumping duties and quotas on importations of certain types of footwear from China. Any increase in duties or the requirement for quotas will increase the cost of our products and may limit the amount of China-sourced products that we are able to sell to the European market. Because the vast majority of our footwear is currently produced in China, the imposition of anti-dumping duties or quotas on products manufactured in China will have a negative impact on our sales and gross margin in the European market.
     Finally, the increased threat of terrorist activity and the law enforcement responses to this threat have required greater levels of inspection of imported goods and have caused delays in bringing imported goods to market. Any tightening of security procedures, for example, in the aftermath of a terrorist incident, could worsen these delays.
     We depend on our computer and communications systems.
     We extensively utilize computer and communications systems to operate our internet and catalog business and manage our internal operations. Any interruption of this service from power loss, telecommunications failure, failure of our computer system, failure due to weather, natural disasters or any similar event could disrupt our operations and result in lost sales. In addition, hackers and computer viruses have disrupted operations at many major companies. We may be vulnerable to similar acts of sabotage, which could have a material adverse effect on our business and operations.
     We rely on our management information systems to operate our business and to track our operating results. Our management information systems will require modification and refinement as we grow and our business needs change. If we experience a significant system failure or if we are unable to modify our management information systems to respond to changes in our business needs, then our ability to properly run our business could be adversely affected.
Risks Related to Our Industry
     Because the footwear market is sensitive to decreased consumer spending and slow economic cycles, if general economic conditions deteriorate many of our customers may significantly reduce their purchases from us or may not be able to pay for our products in a timely manner.
     The footwear industry historically has been subject to cyclical variation and decline in performance when consumer spending decreases or softness appears in the retail market. Many factors affect the level of consumer spending in the footwear industry, including:
•	general business conditions;

•	interest rates;

•	the availability of consumer credit;

•	weather;

•	taxation; and

•	consumer confidence in future economic conditions.

     Consumer purchases of discretionary items, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower. A downturn in economies where our licensing partners or we sell products, whether in the U.S. or abroad, may reduce sales.
     In addition, we extend credit to our customers based on an evaluation of each customer’s financial condition. Many retailers, including some of our customers, have experienced financial difficulties during the past several years, thereby increasing the risk that such customers may not be able to pay for our products in a timely manner. Our bad debt expense may increase relative to net sales in the future. Any significant increase in our bad debt expense relative to net sales would adversely impact our net income and cash flow and could affect our ability to pay our own obligations as they become due.
     We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.
     The footwear industry is highly competitive, and the recent growth in the market for sport sandals, casual footwear and other products manufactured by our licensees has encouraged the entry of many new competitors into the marketplace as well as increased competition from established companies. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do, as well as greater brand awareness in the footwear market. Our competitors include athletic and footwear companies, branded apparel companies and retailers with their own private labels. Their greater capabilities in these areas may enable them to better withstand periodic downturns in the footwear industry, compete more effectively on the basis of price and production and more quickly develop new products. In addition, access to offshore manufacturing has made it easier for new companies to enter the markets in which we compete, further increasing competition in the footwear industry.
     Additionally, efforts by our competitors to dispose of their excess inventories may significantly reduce prices that we can expect to receive for the sale of our competing products and may cause our customers to shift their purchases away from our products.
     We believe that our ability to compete successfully depends on a number of factors, including the quality, style and authenticity of our products and the strength of our brands, as well as many factors beyond our control. Maintaining our competitiveness depends on our ability to defend our products from infringement, our continued ability to anticipate and react to consumer tastes and our continued ability to deliver quality products at an acceptable price. If we fail to compete successfully in the future, our sales and profits will decline, as will the value of our business, financial condition and common stock.
     Consolidations, restructurings and other ownership changes in the retail industry could affect the ability of our wholesale customers to purchase and market our products.
     In the future, retailers in the U.S. and in foreign markets may undergo changes that could decrease the number of stores that carry our products or increase the concentration of ownership within the retail industry, including:
•	consolidating their operations;

•	undergoing restructurings;

•	undergoing reorganizations; or

•	realigning their affiliations.
     These consolidations could result in a shift of bargaining power to the retail industry and in fewer outlets for our products. Further consolidations could result in price and other competition that could reduce our margins and our net sales.

Risks Relating to Our Common Stock
     Our publicly-filed SEC reports are reviewed by the SEC from time to time and any significant changes required as a result of any such review may result in material liability to us and have a material adverse impact on the trading price of our common stock.
     The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and comprehensive reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. While we believe that our previously filed SEC reports comply, and we intend that all future reports will comply in all material respects with the published rules and regulations of the SEC, we could be required to modify or reformulate information contained in prior filings as a result of an SEC review. Any modification or reformulation of information contained in such reports could be significant and result in material liabilities to us and have a material adverse impact on the trading price of our common stock.
     Our common stock price has been volatile, which could result in substantial losses for stockholders.
     Our common stock is traded on the NASDAQ Global Select Market. While our average daily trading volume for the 52-week period ended December 28, 2006 was approximately 320,000 shares, we have experienced more limited volume in the past and may do so in the future. The trading price of our common stock has been and may continue to be volatile. The closing prices of our common stock, as reported by the NASDAQ Global Select Market, have ranged from $27.62 to $60.31 for the 52 week period ended December 28, 2006. The trading price of our common stock could be affected by a number of factors, including, but not limited to the following:
•	changes in expectations of our future performance;

•	changes in estimates by securities analysts (or failure to meet such estimates);

•	quarterly fluctuations in our sales and financial results;

•	broad market fluctuations in volume and price; and

•	a variety of risk factors, including the ones described elsewhere in this report and our Annual Report on Form 10-K.
     Accordingly, the price of our common stock is volatile and any investment in our securities is subject to risk of loss.
     Anti-takeover provisions or our certificate on incorporation, bylaws, stockholder rights plan and Delaware law could prevent or delay a change in control of our company, even if such change of control would benefit our stockholders.
     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control might benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. The provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price for our common stock. These provisions include the following:
•	beginning at the 2007 Annual Meeting of Stockholders, the board of directors will be elected to a one-year term;

•	authorization of “blank check” preferred stock, which our board of directors could issue with provisions designed to thwart a takeover attempt;

•	limitations on the ability of stockholders to call special meetings of stockholders;

•	a prohibition against stockholder action by written consent and a requirement that all stockholder actions be taken at a meeting of our stockholders; and

•	advance notice requirements for nominations for election to our board of directors or for proposing matter that can be acted upon by stockholder meetings.
     We adopted a stockholder rights plan in 1998 under a stockholder rights agreement intended to protect stockholders against unsolicited attempts to acquire control of our company that do not offer what our board of directors believes to be an adequate price to all stockholders or that our board of directors otherwise opposes. As part of the plan, our board of directors declared a dividend that resulted in the issuance of one preferred share purchase right for each outstanding share of our common stock. Unless extended, the preferred share purchase rights will terminate on November 11, 2008. If a bidder proceeds with an unsolicited attempt to purchase our stock and acquires 20% or more (or announces its intention to acquire 20% or more) of our outstanding common stock, and the board of directors does not redeem the preferred stock purchase right, the right will become exercisable at a price that significantly dilutes the interest of the bidder in our common stock.
     The effect of the stockholder rights plan is to make it more difficult to acquire our company without negotiating with the board of directors. However, the stockholder rights plan could discourage offers even if made at a premium over the market price of our common stock, and even if the stockholders might believe the transaction would benefit them.
     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which limits business combination transactions with 15% or greater stockholders that our board of directors has not approved. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation with our board of directors. These provisions apply even if some stockholders would consider the transaction beneficial.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of up to 4,400 shares of our common stock being offered by the selling stockholders.
SELLING STOCKHOLDERS
     The following table lists the number of shares of our common stock registered for sale by the selling stockholders under this prospectus. It also shows the total number of shares of common stock owned by each of the selling stockholders before and after the offering, and the percentage of our total outstanding shares represented by these amounts. The table assumes that the selling stockholders will sell all of the common stock being offered by this prospectus for their account. However, the selling stockholders have no obligation to sell any of their shares, so we cannot determine the exact number of shares they actually will sell.
     The selling stockholders were each awarded 400 shares as director grants on July 28, 2006 (except for Maureen Conners) and were each awarded 400 shares on December 28, 2006 also as director grants, which grants were exempt from registration in reliance on Section 4(2) of the Securities Act.
     The table is based on information provided by the selling stockholders, and does not necessarily indicate beneficial ownership for any other purpose. The number of shares of common stock beneficially owned by the selling stockholders is determined in accordance with the rules of the SEC. The term “selling stockholders” includes the stockholders listed below and their respective transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for the selling stockholders is based on 12,588,188 shares of common stock outstanding as of December 28, 2006.

		Percent of			Percent of
	Number of Shares of	Outstanding Shares		Number of Shares of	Outstanding Shares
	Common Stock	of Common Stock	Number of Shares of	Common Stock	of Common Stock
	Beneficially Owned	Beneficially Owned	Common Stock to be	Beneficially Owned	Beneficially Owned
Name of	Prior to	Prior to	Offered Pursuant to	After the	After the
Selling Stockholder (3)	Offering (1)	Offering (1)	this Prospectus	Offering (2)	Offering (2)
Gene E. Burleson	57,539	*	800	56,739	*
Rex A. Licklider (4)	219,508	1.7%	800	218,708	1.7%
John M. Gibbons (5)	13,629	*	800	12,829	*
Daniel L. Terheggen	3,871	*	800	3,071	*
John G. Perenchio	13,600	*	800	12,800	*
Maureen Conners	400	*	400	0	*

*	Percentage of shares beneficially owned does not exceed 1% of the class so owned.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, the number of shares beneficially owned includes any shares as to which a person has sole or shared voting power or investment power. Shares that a person has the right to acquire within 60 days of the date of this prospectus are included in the shares owned by that person and are treated as outstanding for purposes of calculating the ownership percentage of that person, but not for any other person.

(2)	Assumes that all shares being offered by the selling stockholders under this prospectus are sold, that the selling stockholders acquire no additional shares of common stock before the completion of this offering, and that the selling stockholders dispose of no shares of common stock other than those offered under this prospectus.

(3)	The address of each selling stockholder is 495-A South Fairview Avenue, Goleta, California 93117. Unless otherwise noted, the Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, subject to community property laws, where applicable.

(4)	Includes 219,508 shares held by the Licklider Living Trust as to which Mr. Licklider has joint voting and investment power.

(5)	Includes 13,629 shares held by the Gibbons Living Trust as to which Mr. Gibbons has joint voting and investment power.

PLAN OF DISTRIBUTION
     The selling stockholders and their respective successors, including their transferees, pledgees or donees, may sell the shares covered by this prospectus from time to time for their own account. They will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their shares on the NASDAQ Global Select Market or other exchanges, in the over-the-counter market or in privately negotiated transactions. They may sell their shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or from the purchasers of the shares. The compensation received by a particular underwriter, broker, dealer or agent might exceed customary commissions.
     The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.
     The selling stockholders may sell their shares through any of the following methods or any combination of these methods:
•	purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

•	cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

•	through the writing of options;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	any combination of the above transactions; or

•	any other lawful method.
     In addition, any securities covered by this prospectus that qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.
     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders.
     The selling stockholders also may sell shares short and redeliver the shares to close out these short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus (which may be amended or supplemented to reflect the transaction). The selling stockholders also may loan or pledge the shares to a broker-dealer or another financial institution. If a selling stockholder defaults on the loan or the obligation secured by the pledge, the broker-dealer or institution may sell the shares so loaned or pledged under this prospectus (which may be amended or supplemented to reflect the transaction).

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers for whom they act as agents or to whom they sell as principals, or both. Compensation received by a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.
     Broker-dealers or agents and any other participating broker-dealers or the selling stockholders or their respective successors may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.
     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.
     The selling stockholders have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and specified legal and accounting fees and will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by the selling stockholder.
     The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.
     Because the selling stockholders may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholders, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions.
     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholders.
     We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol DECK. The transfer agent for our shares of common stock is Mellon Investor Services, LLC, Los Angeles, California.
LEGAL MATTERS
     The validity of the issuance of the shares of common stock in this offering will be passed on for us by Stradling Yocca Carlson & Rauth, Santa Barbara, California. Joseph E. Nida, who is Of Counsel at Stradling Yocca Carlson & Rauth, is our corporate secretary.
EXPERTS
     The consolidated financial statements and schedule of Deckers Outdoor Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     Because we are subject to the informational requirements of the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at the following address:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.
     We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from that office on payment of the fees prescribed by the SEC.
     We will furnish without charge to each person to whom a copy of this prospectus is delivered, on written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Zohar Ziv, our Chief Financial Officer, at 495-A South Fairview Avenue, Goleta, California 93117, telephone number (805) 967-7611.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act prior to the termination of the offering:
•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2006; March 10, 2006; March 20, 2006; April 7, 2006; April 18, 2006; August 8, 2006; September 6, 2006; and September 28, 2006 (excluding those portions which are deemed furnished and not filed pursuant to General Instruction B(2) of Form 8-K);

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 23, 1993, including any amendment or report filed for the purpose of updating this description; and

•	the description of the preferred stock purchase rights associated with our common stock, contained in our registration statement on Form 8-A filed with the SEC on February 23, 1999, including any amendment or report filed for the purpose of updating this description.
     You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are hereby incorporated by reference into this registration statement:
(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2005, filed on March 9, 2006;

(b)	The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

(c)	The Registrant’s current reports on Form 8-K filed on January 26, 2006; March 10, 2006; March 20, 2006; April 7, 2006; April 18, 2006; August 8, 2006; September 6, 2006; and September 28, 2006 (excluding those portions which are deemed furnished and not filed pursuant to General Instruction B(2) of Form 8-K);

(d)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year convened by the annual report referred to in (a) above.

(e)	the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on September 23, 1993, including any amendment or report filed for the purpose of updating this description; and

(f)	the description of the preferred stock purchase rights associated with the Registrant’s common stock, contained in the Registrant’s registration statement on Form 8-A filed with the SEC on February 23, 1999, including any amendment or report filed for the purpose of updating this description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any information that is furnished in any document incorporated or deemed to be incorporated by reference herein, but that is not deemed “filed” under the Securities Act or the Exchange Act, is not incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Delaware General Corporate Law
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 provides further that a corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of any action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     In addition, Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for the following:
•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
The Registrant’s certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law.
     The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors and executive officers to the fullest extent now or hereafter permitted by the Delaware General Corporation Law.
     Directors’ and Officers’ Liability Insurance
     Section 145 of the Delaware General Corporation Law further provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

     The Registrant’s certificate of incorporation and bylaws permit the registrant to secure insurance on behalf of any director, officer, employee or agent of the Registrant against any liability which may be asserted against such person, regardless of whether the Registrant’s bylaws would otherwise permit indemnification.
     The Registrant has obtained a liability policy for its directors and officers as permitted by the Delaware General Corporation Law which extends to, among other things, liability arising under the Securities Act of 1933, as amended. The Registrant maintains an insurance policy pursuant to which its directors and officers are insured, within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of claims, actions, suits or proceedings, and liabilities which might be imposed as a result of such claims, actions, suits or proceedings, that may be brought against them by reason of their being or having been directors or officers.
     Indemnification Agreements
     The Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Index of Exhibits on page II-7.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on this 9th day of January, 2007.

DECKERS OUTDOOR CORPORATION
By:	/s/ Angel R. Martinez
Angel R. Martinez
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Angel R. Martinez and Zohar Ziv, and each of them acting or signing singly, with the power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file any of the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Angel R. Martinez Angel R. Martinez	President and Chief Executive Officer (Principal Executive Officer)	January 9, 2007

/s/ Zohar Ziv Zohar Ziv	Chief Financial Officer (Principal Financial and Accounting Officer)	January 9, 2007

/s/ Douglas B. Otto Douglas B. Otto	Chairman of the Board	January 9, 2007

/s/ Gene E. Burleson Gene E. Burleson	Director	January 9, 2007

/s/ John M. Gibbons John M. Gibbons	Director	January 9, 2007

/s/ Rex A. Licklider Rex A. Licklider	Director	January 9, 2007

/s/ Daniel L. Terheggen Daniel L. Terheggen	Director	January 9, 2007

/s/ John G. Perenchio John G. Perenchio	Director	January 9, 2007

/s/ Maureen Conners Maureen Conners	Director	January 9, 2007

INDEX OF EXHIBITS

Exhibit
Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of Deckers Outdoor Corporation (Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-67248 and incorporated by reference herein)

4.2	Restated Bylaws of Deckers Outdoor Corporation (Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, File No. 33-47097 and incorporated by reference herein)

4.3	Shareholder Rights Agreement, dated as of November 12, 1998 (Exhibit 10.39 to the Registrant’s Form 10-Q for the period ended September 30, 1998 and incorporated by reference herein)

4.4	Form of common stock certificate to (Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 23, 1993 and incorporated by reference herein).

5.1	Opinion of Stradling Yocca Carlson & Rauth

23.1	Consent of KPMG LLP

23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)